Exhibit 10.16
THE PROGRESSIVE CORPORATION
2007 INFORMATION TECHNOLOGY INCENTIVE PLAN
1. The Progressive Corporation and its subsidiaries (“Progressive” or the “Company”) have adopted The Progressive Corporation 2007 Information Technology Incentive Plan (the “Plan”) as part of their overall compensation program for employees assigned to the Company’s Information Technology Organization (“IT Organization”).
2. There is a strong correlation between computer systems availability and the economic performance of the Company. All three sales channels, customer service and claims handling are dependent on electronic systems. When systems are down, Progressive incurs lost productivity costs and, in some cases, may forfeit revenue opportunities. The Plan is designed to incent employees within the IT Organization to find creative ways to eliminate scheduled and unscheduled system downtime, and shift the risk associated with technology changes away from times when downtime is most costly to the business.
3. A significant aspect of the Plan is that it encourages continuous improvement. Each year, the complexity of the Progressive computing environment increases, as we introduce new applications and increasingly target systems to the end consumer. The target payout for the Plan at a 1.0 Performance Factor will be set at the amount of “up time points” earned the previous year (adjusted proportionately for any change in the duration of the current Plan year). In order to receive a payout above the target, the performance achieved needs to exceed the previous year’s performance level (as so adjusted) in a more complex environment. Plan years will coincide with Progressive’s fiscal years.
4. All regular employees of Progressive (including managers) who are assigned primarily to the IT Organization are eligible to be selected for participation in the Plan. The Chief Executive Officer, after consulting with the Chief Human Resource Officer, (collectively, the “Designated Officers”) shall have the authority to select Plan participants for any given Plan year.
5. Subject to Paragraph 10 below, annual payments under the Plan will be determined by application of the following formula:
Annual IT Incentive Payment = Paid Earnings x Target Percentage x IT Performance Factor.
     The Annual IT Incentive Payment payable to any participant with respect to any given Plan year, as determined by such formula, will be adjusted by a weighing factor, as described in Paragraph 10, and will not exceed $75,000.00.
6.	Paid Earnings for any Plan year means and include the following: regular, used Earned Time Benefit, sick, holiday (excluding, for all purposes hereunder, premium holiday pay for exempt employees), funeral and overtime pay, and retroactive payments of any of the foregoing items, received by the participant during the Plan year for work or services performed as an officer or employee of Progressive.
     For purposes of the Plan, Paid Earnings shall exclude all other types of compensation, including, without limitation, any short-term or long-term disability payments made to the participant, the earnings replacement component of any worker’s compensation award, payments from the discretionary cash fund or any other bonus or incentive compensation awards, any dividend payments and any unused Earned Time Benefit.

     Notwithstanding the foregoing, if at the end of the 24th pay period of a Plan year, any Plan participant’s then current annual salary exceeds his or her salary range maximum plus $105, then for purposes of computing his or her Annual IT Incentive Payment under the Plan, his or her Paid Earnings shall be equal to the sum of: (i) his or her regular, used Earned Time Benefit, sick, holiday and funeral pay for each bi-weekly pay period during the Plan year, but not to exceed 1/26th of his or her annual salary range maximum (as in effect as of the end of the applicable pay period) for any such bi-weekly pay period; plus (ii) the full amount of the following items, if any, received by such participant during that Plan year: (a) overtime pay, and (b) retroactive payments of regular, used Earned Time Benefit, sick, holiday, overtime and funeral pay.
7. Target Percentages vary by position and shall be determined on an annual basis by the Designated Officers.
8. In the discretion of the Designated Officers, participants in this Plan may also participate in The Progressive Corporation 2007 Gainsharing Plan, or any other incentive plan maintained by the Company, or any successor thereto.
9. The IT Performance Factor
     The IT Performance Factor is based on application availability and accuracy measured on a point system, and may vary from 0 to 2.0. Points are awarded for every day that production systems, both mainframe and client/server, are outage free. If there is an outage in any production system, all of the points relating to that application are lost for that day. Measured applications, measured hours, outage definitions, point values and administrative guidelines will be defined on an annual basis by or under the direction of the Designated Officers. A Performance Matrix approved by the Designated Officers will assign a Performance Score to various point levels that may be achieved.
     For 2007, and for each Plan year thereafter until otherwise determined by the Designated Officers, the applicable Plan rules shall be as set forth in Schedule I attached hereto.
     The best possible score in any given week is 10 points per application. Attached hereto as Schedule II is the 2007 Performance Matrix with the breakdown of scores and related outcomes. For 2007, a target of 1.00 will be achieved by earning between 10,251 and 10,254 points out of a possible 10,920 points. The Designated Officers will establish the applicable performance targets, the Performance Scores that will be awarded for various point levels achieved and the maximum potential points that may be earned and the resulting Performance Score for subsequent Plan years.
10. If, for any Plan year, an employee has been selected to participate in both the Plan and another incentive plan offered by the Company, then with respect to such employee, the Annual IT Incentive Payment formula set forth in Paragraph 5 hereof will be appropriately adjusted by applying a weighting factor to reflect the proportion of the employee’s total annual incentive opportunity that is being provided by the Plan. The Designated Officers shall have full authority to determine the incentive plan or plans in which any employee shall participate during any plan year and, if an employee is selected to participate in more than one plan, the weighting factor that will apply to each such plan.
11. Subject to Paragraph 12 below, no later than December 31 of each Plan year, each participant will receive an initial payment in respect of his or her Annual IT Incentive Payment for that Plan year equal to 75% of an amount calculated on the basis of Paid Earnings for the first 24 pay periods of the Plan year, estimated earnings for the remainder of the Plan year and performance data through November of the Plan year. No later than February 15 of the following year, each participant shall receive the balance of his or her Annual IT Incentive Payment, if any, for such Plan year, based on his or her Paid Earnings and performance data for the entire Plan year.
12. Unless otherwise determined by the Committee (as defined below), and except as expressly provided herein, in order to be entitled to receive an Annual IT Incentive Payment for any Plan year, the participant must be assigned to the IT Organization and be an active employee of the Company on November 30 of that Plan year (“Qualification Date”). Individuals who are hired on or after December 1 of any Plan year are not entitled to receive an Annual IT Incentive Payment for that Plan year.
     Any participant who is on a leave of absence covered by the Family and Medical Leave Act of 1993, personal leave of absence approved by the Company, military leave or short or long-term disability on the Qualification Date with respect to any Plan year will be entitled to receive an Annual IT Incentive Payment for that Plan year, calculated as provided in Paragraphs 5 and 11 above and based on the amount of Paid Earnings received by such participant for the Plan year.
     Annual IT Incentive Payments will be net of any legally required deductions for federal, state and local taxes and other items.
13. The right to any Annual IT Incentive Payment hereunder may not be sold, transferred, assigned or encumbered by any participant. Nothing herein shall prevent any participant’s interest hereunder from being subject to involuntary attachment, levy or other legal process.
14. The Plan shall be administered by or under the direction of the Compensation Committee of the Board of Directors of The Progressive Corporation (“Committee”). The Committee shall have the authority to adopt, alter, modify, amend and repeal such rules, guidelines, procedures and practices governing the Plan as it shall, from time to time, in its sole discretion, deem advisable.
     The Committee shall have full authority to determine the manner in which the Plan will operate, to interpret the provisions of the Plan and to make all determinations hereunder. All such interpretations and determinations shall be final and binding on Progressive, all Plan participants and all other parties. No such interpretation or determination shall be relied on as a precedent for any similar action or decision.
     Unless otherwise determined by the Committee, all of the authority of the Committee hereunder (including, without limitation, the authority to administer the Plan, select participants in the Plan, interpret the provisions of the Plan, waive any of the requirements specified herein and make determinations hereunder and to establish, change or modify performance targets and measures) may be exercised by the Designated Officers. In the event of a dispute or conflict, the determination of the Committee will govern.
15. The Plan may be terminated, amended or revised, in whole or in part, at any time and from time to time by the Committee, in its sole discretion.
16. The Plan will be unfunded and all payments due under the Plan shall be made from Progressive’s general assets.
17. Nothing in the Plan shall be construed as conferring upon any person the right to remain a participant in the Plan or to remain employed by Progressive, nor shall the Plan limit Progressive’s right to discipline or discharge any of its employees or change any of their job titles, duties or compensation.
18. The Company shall have the unrestricted right to set off against or recover out of any Annual

IT Incentive Payment or other sums owed to any participant under the Plan any amounts owed by such participant to the Company.
19. This Plan supersedes any and all prior plans, agreements, understandings and arrangements regarding bonuses or other cash incentive compensation payable to participants by or due from Progressive and relating to the availability of computer systems. Without limiting the generality of the foregoing, this Plan supersedes and replaces The Progressive Corporation 2006 Information Technology Incentive Plan (the “Prior Plan”), which is and shall be deemed to be terminated as of December 29, 2006 (the “Prior Plan Termination Date”); provided, that any bonuses or other sums earned and payable under the Prior Plan with respect to any Plan year ended on or prior to the Prior Plan Termination Date shall be unaffected by such termination and shall be paid to the appropriate participants when and as provided thereunder.
20. This Plan is adopted, and is to be effective, as of December 30, 2006, which is the commencement of Progressive’s 2007 fiscal year. This Plan shall be effective for the 2007 Plan year (which coincides with Progressive’s 2007 fiscal year) and for each Plan year thereafter unless and until terminated by the Committee.
21. This Plan shall be interpreted and construed in accordance with the laws of the State of Ohio.
Schedule I
Information Technology Incentive Plan
2007 Rules
1. System Measurements
The intent of this program is to ensure that incidents that have major business impact are counted as an outage. An outage is defined as an event (excluding a telecommunication failure) that prevents 100 or more customers from using an application for more than 15 minutes. We define a customer as anyone who uses our applications or is the recipient of output from our systems. Examples include, but are not limited to: agents, policyholders, claimants, quote requestors, body shop personnel, and internal users.
The measured hours are 24 hours a day, Monday through Saturday. All day Sunday is measured with the exception of our weekly system maintenance window which is from 3:30am until 8:00am EST and, also, one (1) Sunday a quarter from Midnight to 8:00am EST.
Individual application outage clarifications will take precedent over these time frames. See chart below:

System	Additional Outage Clarifications
Cash Disbursements (CDS)	An outage is defined for Monday through Friday as anytime the system is not available by 7 am. An exception would be any requested Saturday or Sunday access requested by the system owner 24 hours in advance.

Claims MyCars

Claims Decision Point

Claims PACMan

Claims Web Tracker

ClaimStation	An outage is defined as a claim representative’s inability to process claims transactions. This would include the ability to log in, monitor and assign claims, view current claim status, document next steps, make payments, evaluation of current claim, and add/update claim data. As additional core claims transactions are integrated into ClaimStation, they will be included six months after country wide rollout of the new functionality in ClaimStation.

Commercial Auto (PRAT/WFC) Connect

FAO	An outage is defined as an agent’s inability to process transactions, exclusive of quoting. Transactions included in the FAO outage calculation are the highest volume transactions performed by agents. These vital business transactions include logging into the website, making payments, making policy changes, viewing/printing policy documents, and viewing policy, claims and financial reports. An exception would be one (1) Sunday a month (Sunday before Month End) from 3:30am until 5:30am EST.

Internet Special Lines	An outage is defined as an event (excluding call routing licensing issues) preventing quoting and/or selling. An exception would be one (1) Sunday a month (Sunday before Month End) from 3:30am until 5:30am EST.

Internet Auto	An outage is defined as an event (excluding call routing licensing issues) preventing quoting and/or selling. An exception would be one (1) Sunday a month (Sunday before Month End) from 3:30am until 5:30am EST.

Internet Comparison Rating	An outage is defined as an event preventing quoting of both the Comparison and Progressive rates and/or the selling of the Progressive rate, once the quote has entered the Internet Comparison application. This excludes intentional DNQ (Do Not Quote) situations for competitors driven by competitor eligibility rules and call routing licensing issues. An exception would be one (1) Sunday a month (Sunday before Month End) from 3:30am until 5:30am EST, and quarterly scheduled extended Maintenance times.

Online Services

Ownership Work Bench (OWB)

Billing Systems	An outage for the start of day is defined as anytime the POLARIS/ProBill transactions are not available by 6:00am Monday through Saturday.

Policy Services Work Flow (POWR)	An outage is defined as anytime their scanning system is totally unavailable (both locations down) for more than 30 minutes excluding their daily batch window between midnight and 4:00am EST.

ProRater Uploads

System	Additional Outage Clarifications
PROTEUS (Atlantic, Gulf, Midwest, Pacific)	An outage for start of day is defined as anytime the 30 minute back-up occurs after 6:00am, or causes the application to be unavailable over 30 minutes.

Server Based Rating (SBR)	An outage is defined as an event (excluding call routing licensing issues) that prevents agents from quoting, selling and printing/e-mailing new policies or prevents consumers from quoting or printing. An exception would be one (1) Sunday a month (Sunday before Month End) from 3:30am until 5:30am EST.

Call Flow	A call routing outage is defined as anytime 100 unique customers calls are not successfully completed to Progressive (i.e., fast busy, non-working number recording) within a 15 minute period due to a Progressive error.

Speech Self Service	An outage is defined as an application or infrastructure event impacting 100 unique callers in a 15 minute period that prevents the application from responding to calls, receiving menu transactions, or successfully completing a requested transaction. Exceptions would include customer disconnects, call recording failures, a 10 minute daily window between 2 a.m. — 4 a.m. for ProBill file switching, and scheduled monthly and quarterly maintenance windows (monthly from 3:30 — 8am EST and quarterly from midnight to 8:00am EST).
2. Customer Experience
An incident impacting 100 or more customers is defined as any of the following:
•	The business issues an ACC, Letter, call-out, email, etc. because of an IT related problem

•	E-mails are sent multiple times to the same person

•	EFT (electronic fund transfers) incorrectly occur multiple times

•	Bills are sent to the wrong person

•	Billing is incorrect by more than $1.00

•	Documents are retransmitted (post office, fax or email) for any of the conditions below:
o	Print was incorrect

o	Forms were missing

o	Forms were sent in error
•	Policyholder personal information is compromised by sharing or sending data to the wrong person or agent.
3. Availability of an Application.
There can be times when an application is available but a particular transaction could be out of service or malfunctioning. For our measurement purposes, this would typically be counted as an outage.
We recognize there could be an occasion where the unavailable transaction represents insignificant lost functionality and may affect less than 100 customers. These transactions being unavailable would not be counted as an outage.
4. Vendor Service Outages
Vendors are a critical component to our service delivery. We work with three types of vendors, Transaction Service Vendors (Equifax, Choicepoint, Discover, State MVR Centers, etc.), Infrastructure Vendors (IBM, Microsoft, Oracle, etc.), and Hosting Vendors (Convergys). It is the responsibility of the appropriate I/T group to manage and evaluate the quality of service received from these vendors.
For purposes of this program, service disruptions caused by a Transaction Service Vendor or a Hosting Vendor site not being available, that is entirely a vendor issue, will not be counted as an outage. However, we have several arrangements for conversion to an alternate vendor or alternate vendor site during an outage. If we are unable to execute the conversion because of a Progressive related issue, this would be counted as an outage.
For purposes of this program, service disruptions caused by an Infrastructure Vendor will be counted as an outage.
5. Slow Response Time
Occasionally an application is available but the response time is poor. Slow response time will not be counted as an outage.
6. Scheduled Maintenance
Occasionally, system or facility work needs to be performed that cannot be completed during our normal maintenance hours (see rule #1 for maintenance hours). In spite of this downtime being scheduled in advance with our customers, it will be counted as an outage.
7. IT Performance and Customer Experience Point Values
IT Performance
Any day without an outage will be awarded the maximum number of points for that day. Point values per day are weighted to correspond with the value to the business based on the volume of transactions. The maximum number of points earned per week is 10 points per application as defined in Rule#1. The point value maximum, by day, is outlined in the following table:

Day	Points per Application	# of Applications	Maximum Points Per Day
Monday	2.0	21	42
Tuesday	2.0	21	42
Wednesday	1.5	21	31.5
Thursday	1.5	21	31.5
Friday	1.5	21	31.5
Saturday	1.0	21	21
Sunday	0.5	21	10.5
Total	10.0	21	210
Point values will not be adjusted for holidays. In other words, if a holiday is celebrated on a Monday it will be given a 2 point value.
IT Customer Experience
Outages that negatively affect customers will be assessed points from the following scale, based on the number of customers impacted.

Customers >	Customers <	Points
100	9,999	5
10,000	99,999	10
100,000	~	20
8. Communications of Status
On a daily basis, we will communicate any outage in the Morning Status Report issued Monday through Friday by ETG. The outage will be highlighted in red.
Each Monday, IT Control will distribute to all IT staff, the “Weekly IT Performance Report”, indicating the previous week’s results as well as the annualized point factor. In addition, a monthly report with year-to-date information will be distributed to all IT staff by the first Friday of the fiscal month.

9. Appeal Process
Anyone within the organization has the right to appeal an outage. All appeals should be made by email to Ed Locker. Ed will ensure the appeal is presented in the Post Mortem review of the incident. If the outage was misrepresented, a reversal will be carried in the Weekly IT Performance Report and all associated status reports.
If the outage requires a judgment call, it will be reviewed by David Krew, Tom Cunningham, Chris Garson, and Molly Gessler who will act as the Ruling Committee. All judgments made by the Ruling Committee are final.
10. Earned Points Chart for 2007
The attached 2007 Earned Points Chart correlates annual points earned to the IT Performance Factor.
Schedule II
INFORMATION TECHNOLOGY INCENTIVE PLAN
2007 EARNED POINTS CHART

ANNUAL POINTS EARNED		IT PERFORMANCE
Minimum	Maximum	FACTOR
0	9,827	0.00
9,828	9,831	0.01
9,832	9,836	0.02
9,837	9,840	0.03
9,841	9,844	0.04
9,845	9,848	0.05
9,849	9,853	0.06
9,854	9,857	0.07
9,858	9,861	0.08
9,862	9,865	0.09
9,866	9,870	0.10
9,871	9,874	0.11
9,875	9,878	0.12
9,879	9,883	0.13
9,884	9,887	0.14
9,888	9,891	0.15
9,892	9,895	0.16
9,896	9,900	0.17
9,901	9,904	0.18
9,905	9,908	0.19
9,909	9,912	0.20

ANNUAL POINTS EARNED		IT PERFORMANCE
Minimum	Maximum	FACTOR
9,913	9,917	0.21
9,918	9,921	0.22
9,922	9,925	0.23
9,926	9,929	0.24
9,930	9,934	0.25
9,935	9,938	0.26
9,939	9,942	0.27
9,943	9,947	0.28
9,948	9,951	0.29
9,952	9,955	0.30
9,956	9,959	0.31
9,960	9,964	0.32
9,965	9,968	0.33
9,969	9,972	0.34
9,973	9,976	0.35
9,977	9,981	0.36
9,982	9,985	0.37
9,986	9,989	0.38
9,990	9,994	0.39
9,995	9,998	0.40
9,999	10,002	0.41
10,003	10,006	0.42
10,007	10,011	0.43
10,012	10,015	0.44
10,016	10,019	0.45
10,020	10,023	0.46
10,024	10,028	0.47
10,029	10,032	0.48
10,033	10,036	0.49
10,037	10,041	0.50
10,042	10,045	0.51
10,046	10,049	0.52
10,050	10,053	0.53
10,054	10,058	0.54
10,059	10,062	0.55
10,063	10,066	0.56
10,067	10,070	0.57
10,071	10,075	0.58
10,076	10,079	0.59
10,080	10,083	0.60
10,084	10,087	0.61
10,088	10,092	0.62
10,093	10,096	0.63
10,097	10,100	0.64
10,101	10,105	0.65
10,106	10,109	0.66
10,110	10,113	0.67
10,114	10,117	0.68
10,118	10,122	0.69

ANNUAL POINTS EARNED		IT PERFORMANCE
Minimum	Maximum	FACTOR
10,123	10,126	0.70
10,127	10,130	0.71
10,131	10,134	0.72
10,135	10,139	0.73
10,140	10,143	0.74
10,144	10,147	0.75
10,148	10,152	0.76
10,153	10,156	0.77
10,157	10,160	0.78
10,161	10,164	0.79
10,165	10,169	0.80
10,170	10,173	0.81
10,174	10,177	0.82
10,178	10,181	0.83
10,182	10,186	0.84
10,187	10,190	0.85
10,191	10,194	0.86
10,195	10,198	0.87
10,199	10,203	0.88
10,204	10,207	0.89
10,208	10,211	0.90
10,212	10,216	0.91
10,217	10,220	0.92
10,221	10,224	0.93
10,225	10,228	0.94
10,229	10,233	0.95
10,234	10,237	0.96
10,238	10,241	0.97
10,242	10,245	0.98
10,246	10,250	0.99
10,251	10,254	1.00
10,255	10,259	1.01
10,260	10,265	1.02
10,266	10,270	1.03
10,271	10,275	1.04
10,276	10,280	1.05
10,281	10,286	1.06
10,287	10,291	1.07
10,292	10,296	1.08
10,297	10,301	1.09
10,302	10,307	1.10
10,308	10,312	1.11
10,313	10,317	1.12
10,318	10,323	1.13
10,324	10,328	1.14
10,329	10,333	1.15
10,334	10,338	1.16
10,339	10,344	1.17
10,345	10,349	1.18

ANNUAL POINTS EARNED		IT PERFORMANCE
Minimum	Maximum	FACTOR
10,350	10,354	1.19
10,355	10,359	1.20
10,360	10,365	1.21
10,366	10,370	1.22
10,371	10,375	1.23
10,376	10,380	1.24
10,381	10,386	1.25
10,387	10,391	1.26
10,392	10,396	1.27
10,397	10,402	1.28
10,403	10,407	1.29
10,408	10,412	1.30
10,413	10,417	1.31
10,418	10,423	1.32
10,424	10,428	1.33
10,429	10,433	1.34
10,434	10,438	1.35
10,439	10,444	1.36
10,445	10,449	1.37
10,450	10,454	1.38
10,455	10,460	1.39
10,461	10,465	1.40
10,466	10,470	1.41
10,471	10,475	1.42
10,476	10,481	1.43
10,482	10,486	1.44
10,487	10,491	1.45
10,492	10,496	1.46
10,497	10,502	1.47
10,503	10,507	1.48
10,508	10,512	1.49
10,513	10,518	1.50
10,519	10,523	1.51
10,524	10,528	1.52
10,529	10,533	1.53
10,534	10,539	1.54
10,540	10,544	1.55
10,545	10,549	1.56
10,550	10,554	1.57
10,555	10,560	1.58
10,561	10,565	1.59
10,566	10,570	1.60
10,571	10,576	1.61
10,577	10,581	1.62
10,582	10,586	1.63
10,587	10,591	1.64
10,592	10,597	1.65
10,598	10,602	1.66
10,603	10,607	1.67

ANNUAL POINTS EARNED		IT PERFORMANCE
Minimum	Maximum	FACTOR
10,608	10,612	1.68
10,613	10,618	1.69
10,619	10,623	1.70
10,624	10,628	1.71
10,629	10,633	1.72
10,634	10,639	1.73
10,640	10,644	1.74
10,645	10,649	1.75
10,650	10,655	1.76
10,656	10,660	1.77
10,661	10,665	1.78
10,666	10,670	1.79
10,671	10,676	1.80
10,677	10,681	1.81
10,682	10,686	1.82
10,687	10,691	1.83
10,692	10,697	1.84
10,698	10,702	1.85
10,703	10,717	1.86
10,718	10,731	1.87
10,732	10,746	1.88
10,747	10,760	1.89
10,761	10,775	1.90
10,776	10,789	1.91
10,790	10,804	1.92
10,805	10,818	1.93
10,819	10,833	1.94
10,834	10,847	1.95
10,848	10,862	1.96
10,863	10,876	1.97
10,877	10,891	1.98
10,892	10,905	1.99
10,906	10,920	2.00